Exhibit 99.1
MATADOR RESOURCES COMPANY
REPORTS RECORD THIRD QUARTER 2024 RESULTS,
INCREASES FULL-YEAR 2024 GUIDANCE AND
EXPECTS OVER 200,000 BOE PER DAY IN 2025

DALLAS, Texas, October 22, 2024 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and record operating results for the third quarter of 2024, increased full-year 2024 guidance and expects to produce over 200,000 barrels of oil and natural gas equivalent (“BOE”) per day in 2025. A short slide presentation summarizing the highlights of Matador’s third quarter 2024 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Management Commentary

Joseph Wm. Foran, Matador’s Founder, Chairman and CEO, commented, “Matador’s third quarter of 2024 was one of the best quarters in Matador’s history with record production and the closing of our largest acquisition to date. Before highlighting these record results, I wanted to take a moment and point to one of the factors that evidences the confidence Matador’s management team, staff and Board of Directors have in the Company’s continuing positive outlook over the years. Recently, The Wall Street Journal published a front-page article noting that insider purchases of company stock have significantly decreased in 2024 (see Slide A). For the public record, I wish to state clearly that Matador is not one of these companies. In fact, Matador’s executive officers and directors have purchased approximately $1,400,000 of Matador stock over just the last twelve months, and since the beginning of 2021, Matador’s executive officers have made 27 separate open market purchases totaling 50,000 shares of Matador stock for approximately $2,000,000. During that time, Matador is not only the only company among its peers where management has purchased more shares than management has sold but also Matador’s executive officers have yet to sell a single share (see Slide B). This confidence in Matador’s future extends throughout the Company, as over 95% of Matador’s employees participate in its Employee Stock Purchase Plan.

“Our confidence in Matador’s future is bolstered by the long track record of success achieved by both Matador I and Matador II. Over the last 40 years, Matador I and II have consistently grown shareholder value regardless of structure, industry cycles or volatility in commodity prices. Starting from scratch in 2003 with just $6 million in beginning equity capital, Matador II has grown to a market cap of approximately $6.5 billion. Matador now owns nearly 200,000 net acres in the Delaware Basin, which is believed by many to be the best basin in the United States. The Delaware Basin is also where we have 10 to 15 years of inventory with an average rate of return in excess of over 50% and rank among the top producers there in both size and profitability (see Slide C). During 2025, Matador expects to produce a record average amount of at least 200,000 BOE per day. Furthermore, Matador presently has over 600 million BOE in proved oil and natural gas reserves—again a record amount and a gain of nearly 150 million BOE over this same time period a year ago (see Slide D). Matador can also count on a midstream business that we estimate to be worth more than $1.5 billion net to Matador (see Slide I). Financially, Matador maintains a strong balance sheet with over $1.25 billion in liquidity as of September 30, 2024.

“All of these accomplishments are connected to the teamwork, planning and execution by Matador’s Board, management, staff, vendors, leaseholders, banks and other friends. We try to come into work with a focus on how each of us can get better each day and how we can help the team and the Company get better each day. This focus has resulted in the organizational excellence that allows me to say that our team thinks that there is still plenty of work to do but Matador’s future has truly never been brighter.

Integration of the Ameredev Acquisition

“One of the significant accomplishments during the third quarter of 2024 was the closing of the Ameredev acquisition (see Slide E). The positive benefits of this contiguous block of 33,500 net acres are already exceeding our expectations. Production from the Ameredev assets averaged 31,500 BOE per day following the closing of the acquisition on September 18, 2024. In fact, production from the first seven wells turned to sales since the effective date of the acquisition have exceeded our expectations by over 10% and averaged 1,975 BOE per day (76% oil) during 24-hour initial production tests.

“Similar to the acquisition of our Advance properties in 2023, integration of the Ameredev assets is off to a great start. We moved a drilling rig to the Ameredev acreage the weekend following closing and this quarter we expect to implement operational efficiencies such as ‘simul-frac’ and ‘trimul-frac’ completion operations, dual fuel technologies and other operational efficiencies on the Ameredev properties, which we expect to result in synergies of approximately $160 million within the next five years. Our production team is now operating the six existing Ameredev facilities and is working hard to improve the lease operating expenses elsewhere on the Ameredev assets. We expect that these efforts could result in additional operational synergies of over $1 million per month.

“The Ameredev acquisition included an approximate 19% equity interest in the parent company of Piñon Midstream. Piñon recently announced that it expects to sell to an affiliate of Enterprise Products Partners L.P. in the fourth quarter of 2024, subject to customary regulatory approvals. We currently expect to receive between $110 million and $120 million from the sale of this 19% interest. We expect to use these proceeds to repay borrowings under our revolving credit facility and help reduce our leverage ratio from the current level of 1.3 times to less than one times.

“The smooth integration of the Ameredev properties is the result of the hard work, the experience and extra efforts of many office and field personnel at Matador, Ameredev and EnCap. We are very grateful for the professionalism of the Ameredev and EnCap teams both before and after closing the acquisition. We thank them for their part in making this acquisition a true win-win for all the parties involved.

Record Production While Increasing Efficiencies and Decreasing Costs

“During the third quarter of 2024, Matador achieved record production on its existing properties while continuing to implement new ways to gain additional operational efficiencies and reduce well costs (see Slide F). Matador achieved record average total production of 171,480 BOE per day during the third quarter of 2024, which was 5% better than our guidance. Matador’s record average oil production of 100,315 barrels of oil per day during the third quarter of 2024 was 3% better than our guidance.

“Notably, in the third quarter of 2023, Matador produced an average of 135,000 BOE per day. In comparison, for the fourth quarter of 2024, a year later, Matador’s guidance is 198,000 BOE per day. Matador achieved a 32% increase in net cash provided by operating activities of $610.4 million in the third quarter of 2024, as compared to net cash provided by operating activities of $461.0 million in the third quarter of 2023. The record oil and natural gas production during the third quarter of 2024 led to a significant jump in Adjusted Free Cash Flow to $196.1 million for the third quarter of 2024, which was an increase of 36% as compared to the Adjusted Free Cash Flow of $144.6 million for the third quarter of 2023. Matador is using this Adjusted Free Cash Flow primarily to repay outstanding borrowings under our revolving credit facility as well as for payment of our dividend and our brick-by-brick acquisitions.

“Operational efficiencies, good wells and strong vendor relationships continue to drive average well costs lower. We currently estimate that full-year 2024 drilling and completion costs will be improved to between $925 and $935 per completed lateral foot, which is an 8% reduction from our original guidance of $1,010 per completed lateral foot estimated at the first of the year for calendar year 2024.

“Much of the efficiency savings achieved by Matador during 2024 were driven by embracing certain operational innovations occurring in the Delaware Basin such as U-Turn wells, remote hydraulic fracturing operations and the optimization of simul-frac and trimul-frac completion operations. For an example of our improvement in this regard, we expect to turn-in-line five new U-Turn wells during the fourth quarter of 2024. In doing so, we have successfully reduced drill cycle times on these five U-Turn wells by 30% as compared to the U-Turn wells we turned to sales in 2023. Remote simul-frac was utilized on four of the five 2024 U-Turn wells providing additional cost savings in the completing of these wells. The team estimated $3 million in cost savings per U-Turn well when compared to the alternative of drilling eight one-mile lateral length wells of equal aggregate length. The primary driver of these savings is the elimination of four vertical wellbores. Drilling four U-Turn wells only requires four vertical wellbores to drill and complete eight miles of lateral length as compared to drilling eight one-mile single-direction lateral length wells that require eight vertical wellbores to complete eight miles of lateral length (see Slide G).

“Building upon the successful trimul-frac pilot test in the second quarter of 2024, Matador successfully completed two additional trimul-frac completions in the third quarter of 2024, including its first remote trimul-frac completion. Remote hydraulic fracturing operations continue to increase simul-frac and trimul-frac opportunities, which has resulted in simul-frac and trimul-frac completions on 90 wells that otherwise would have been completed using traditional zipper-frac completion operations. Simul-frac operations result in savings of approximately $250,000 per well while trimul-frac operations result in savings of approximately $350,000 per well.

“These operational efficiencies include savings generated from the 300-plus drilling records set by our MaxCom Center assisting the operating group. When the collective savings generated by these efficiencies are added up, such efficiencies have resulted in total estimated operational savings of $135 million since 2022 (see Slide G). As a result, Matador’s tradition of drilling better wells for less money has enabled Matador to have the highest revenue per BOE and profit per BOE among our peers (see Slide H).

Midstream Assets Continue to Provide Value

“Our record results during the third quarter of 2024 were made possible by the close coordination between our upstream and midstream teams. Matador’s midstream business creates value by providing flow assurance for our production in addition to the economic benefits of owning a profitable and growing midstream business (see Slide I). San Mateo, our midstream joint venture, owns and operates the Black River Processing Plant, which has a designed inlet capacity of 460 million cubic feet of natural gas per day. Pronto, our wholly-owned midstream subsidiary, owns and operates the Marlan Processing Plant, which has a designed inlet capacity of 60 million cubic feet of natural gas per day. The Black River Processing Plant and the Marlan Processing Plant had a combined uptime of over 99% during the third quarter of 2024. This high percentage of uptime provides reliability and flow assurance to both Matador and third-party participants (see Slide J).

“San Mateo also achieved record water handling volumes of 513,000 barrels per day during the third quarter of 2024 due in part to increased volumes from our third-party participants. These record processing and water volumes led to a 66% increase in record San Mateo net income of $49.8 million during the third quarter of 2024 as compared to the third quarter of 2023, and a 45% increase in record Adjusted EBITDA of $68.5 million during the third quarter of 2024 as compared to the third quarter of 2023 (see Slide J). Pronto’s 200 million cubic feet per day expansion of the Marlan Processing Plant remains on track to be operational during the first half of 2025. This new processing plant will provide additional flow assurance and economic benefits for Matador, its shareholders and its third-party participants.

Strong Balance Sheet

“Matador completed the Ameredev acquisition and achieved record results during the third quarter of 2024 while continuing to maintain a strong balance sheet. As part of the financing of the Ameredev acquisition, we amended our credit facility to increase the elected commitment under the revolving credit facility to $2.25 billion and provide for a term loan of $250 million. Shortly after the Ameredev acquisition closed on September 18, 2024, Matador opportunistically issued $750 million of 6.25% senior notes to repay the term loan and a portion of the borrowings under the revolving credit facility (see Slide K). We believe the issuance of these notes was extremely successful as it was more than three times oversubscribed and was essentially debt neutral for Matador as it did not materially add to Matador’s debt but instead merely extended the term. At September 30, 2024, Matador had $955 million outstanding under its revolving credit facility with a leverage ratio of 1.3 times. Matador expects to return to a leverage ratio of 1.0 times or less by the middle of 2025 at current oil and natural gas prices, expected operating results and the anticipated proceeds to us from the sale of Piñon Midstream.

Dividend Increase

“Last week, in light of our progress on various fronts and our outlook going forward, our Board of Directors increased our fixed quarterly dividend by 25% to $0.25 per quarter, or $1.00 per share on an annual basis, from the prior dividend of $0.20 per quarter (see Slide L). This was the fifth dividend increase in four years and is further evidence of the confidence of the Board and our senior staff in Matador’s future. Since 2021, Matador has doubled the value of its assets and returned $230 million in dividends to its shareholders.

Looking Ahead to 2025 Operational Flexibility

“Matador expects continued records and consistently improving operational execution in 2025. We anticipate that average total production will exceed 200,000 BOE per day (60% oil) during 2025 with our current nine rig program (see Slide M). Importantly, we have positioned Matador to be able to modify our drilling program without material costs to Matador if oil prices were to substantially decrease or to increase activity if other appealing opportunities should arise. Please also see our growing and improving environmental work in our 2023 Sustainability Report, which is available on request. Nevertheless, we have hedged approximately 30% to 40% of our oil production through June 2025 to protect our balance sheet and ensure that we can continue to return value to our shareholders. Historically, Matador has often made its greatest operational progress during difficult times, and we believe we are well positioned to make such progress again if that situation occurs.

Closing Thoughts

“Matador’s Board, management and staff remain optimistic about the future of the oil and natural gas business as well as Matador’s opportunities for continued success. The quality of our acreage in the Delaware Basin, our differentiated midstream business, our experienced and proven staff, our consistent execution over 40 years and our financial stability all make Matador an inviting investment (see Slide N). We have come a long way from starting Matador I in 1983 with $270,000 in beginning equity capital and from starting Matador II in 2003 with beginning equity capital of only $6 million. According to The Dallas Morning News’ most recent list of the 50 largest public companies in Dallas, Matador has grown to be the largest exploration and production public company in Dallas and the 17th most profitable public company across all industries in the Dallas-Fort Worth area in 2023 (see Slide O). Today, we have assets valued at over $11 billion and fully expect to continue in the coming years our history of profitable growth at a measured pace (see Slide P). Matador looks forward to finishing the year on a strong note and to delivering another year of continued strong organizational performance and results.”

Third Quarter 2024 Matador Operational and Financial Highlights
(for comparisons to prior periods, please see the remainder of this press release)
•Average production of 171,480 BOE per day (100,315 barrels of oil per day)
•Net cash provided by operating activities of $610.4 million
•Adjusted free cash flow of $196.1 million
•Net income of $248.3 million, or $1.99 per diluted common share
•Adjusted net income of $236.0 million, or adjusted earnings of $1.89 per diluted common share
•Adjusted EBITDA of $574.5 million
•San Mateo net income of $49.8 million
•San Mateo Adjusted EBITDA of $68.5 million
•Drilling, completing and equipping (“D/C/E”) capital expenditures of $329.9 million

•Midstream capital expenditures of $48.9 million

All references to Matador’s net income, adjusted net income, Adjusted EBITDA and adjusted free cash flow reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, adjusted net income, Adjusted EBITDA or adjusted free cash flow, respectively, attributable to third-party non-controlling interests, including in San Mateo Midstream, LLC (“San Mateo”). Matador owns 51% of San Mateo. For a definition of adjusted net income, adjusted earnings per diluted common share, Adjusted EBITDA and adjusted free cash flow and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Full-Year 2024 Guidance Update

Effective October 22, 2024, Matador increased its full-year 2024 guidance range for total oil and natural gas equivalent production, oil production and natural gas production as set forth in the table below. This increased production guidance includes expected production from Matador’s acquisition of a subsidiary of Ameredev II Parent, LLC (“Ameredev”).

In addition, Matador’s operations team continues to reduce drilling and completion times, which has allowed Matador to advance completion operations for 11 wells on its Firethorn and Pimento acreage that was acquired in the Ameredev acquisition into the fourth quarter of 2024, as opposed to completing most of these wells in the first quarter of 2025. Accelerating these completions should allow Matador to make more capital-efficient use of its stimulation crews that will enable Matador to turn to sales these additional wells in January 2025, which is two to three months earlier than previously expected. In addition, Matador optimized its drill schedule during 2024 and now expects to turn to sales 101.9 net operated wells for full-year 2024 as compared to its prior expectation of 97.9 net operated wells turned to sales during full-year 2024. As a result of accelerating the completion of the 11 additional wells and the 4.0 additional net operated wells expected to be turned to sales in 2024, Matador increased its full-year 2024 capital expenditure guidance range by $50 million as set forth in the table below.

Production	Prior Full-Year 2024 Guidance Range	New Full-Year 2024 Guidance Range	Difference(1)
Total, BOE per day	158,500 to 163,500	167,500 to 172,500	+6%
Oil, Bbl per day	93,500 to 96,500	98,500 to 101,500	+5%
Natural Gas, MMcf per day	390.0 to 402.0	414.0 to 426.0	+6%
D/C/E CapEx(2)	$1.10 to $1.30 billion	$1.15 to $1.35 billion	+4%
Midstream CapEx(3)	$200 to $250 million	$200 to $250 million	No Change
Total CapEx	$1.30 to $1.55 billion	$1.35 to $1.60 billion	+4%

(1) The midpoint of guidance provided on October 22, 2024 as compared to the midpoint of guidance provided on July 23, 2024.
(2) Capital expenditures associated with drilling, completing and equipping wells.
(3) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects, including projects competed by Pronto. Excludes the acquisition cost of Ameredev’s midstream assets.

Operational and Financial Update

Third Quarter 2024 Record Oil, Natural Gas and Total Oil and Natural Gas Equivalent Production

As summarized in the table below, Matador’s total oil and natural gas production averaged 171,480 BOE per day in the third quarter of 2024, which was a 7% sequential production increase from an average of 160,305 BOE per day in the second quarter of 2024 and a 27% year-over-year increase from an average of 135,096 BOE per day in the third quarter of 2023. The increase in total average production is due to better-than-expected initial production from new wells drilled by Matador during the third quarter of 2024 in addition to continued strong performance of our existing wells, especially the 21 gross (19 net) Dagger Lake South wells that were acquired as part of the Advance acquisition in 2023 and turned to sales in the second quarter of 2024. These factors resulted in Matador’s total oil and natural gas production during the third quarter of 2024 exceeding Matador’s guidance expectations by 5%.

Production	Q3 2024 Average Daily Volume	Q3 2024 Guidance Range(1)	Difference(2)	Sequential(3)	YoY(4)
Total, BOE per day	171,480	163,000 to 165,000	+5% Better than Guidance	+7%	+27%
Oil, Bbl per day	100,315	96,500 to 97,500	+3% Better than Guidance	+5%	+29%
Natural Gas, MMcf per day	427.0	399.0 to 405.0	+6% Better than Guidance	+10%	+24%

(1) Production range previously projected, as provided on July 23, 2024.
(2) As compared to midpoint of guidance provided on July 23, 2024.
(3) Represents sequential percentage change from the second quarter of 2024.
(4) Represents year-over-year percentage change from the third quarter of 2023.

Third Quarter 2024 Realized Commodity Prices

The following table summarizes Matador’s realized commodity prices during the third quarter of 2024, as compared to the second quarter of 2024 and the third quarter of 2023.

	Sequential (Q3 2024 vs. Q2 2024)			YoY (Q3 2024 vs. Q3 2023)
Realized Commodity Prices	Q3 2024	Q2 2024	Sequential Change(1)	Q3 2024	Q3 2023	YoY Change(2)

Oil Prices, per Bbl	$75.67	$81.20	-7%	$75.67	$82.49	-8%
Natural Gas Prices, per Mcf	$1.83	$2.00	-9%	$1.83	$3.56	-49%
(1) Third quarter 2024 as compared to second quarter 2024.
(2) Third quarter 2024 as compared to third quarter 2023.

Third Quarter 2024 Expenses

Matador’s lease operating expenses (“LOE”) increased 1% sequentially from $5.42 per BOE in the second quarter of 2024 to $5.50 per BOE in the third quarter of 2024. This increase is due in part to increased repair and maintenance costs in the third quarter of 2024 and costs related to operating the Ameredev properties after closing the transaction on September 18, 2024, partially offset by increased production. Due to the historically higher LOE per BOE on the Ameredev properties, Matador expects the fourth quarter 2024 LOE to be between $5.75 to $6.25 per BOE. As a result, Matador narrowed its expected range for full-year 2024 LOE to $5.55 to $5.75 per BOE from its previously expected and announced range of $5.25 to $5.75 per BOE. Matador anticipates reducing the historically higher LOE per BOE on the Ameredev properties in the fourth quarter of 2024 and into 2025.

Matador’s general and administrative (“G&A”) expenses decreased 5% sequentially from $1.91 per BOE in the second quarter of 2024 to $1.82 per BOE in the third quarter of 2024, which was a record low for Matador. This decrease is due in part to increased production volumes and a decrease in the value of certain employee stock awards that are settled in cash, which are measured at each quarterly reporting period. The value of these cash-

settled stock awards decreased due to the 17% decrease in Matador’s share price from $59.60 at the end of the second quarter of 2024 to $49.42 at the end of the third quarter of 2024. As of October 22, 2024, Matador expects full-year 2024 G&A expenses to be between $1.80 and $2.00 per BOE, below its previous expected and announced range of $2.00 to $2.50 per BOE.

Matador’s depletion, depreciation and amortization expense decreased 1% sequentially from $15.49 per BOE in the second quarter of 2024 to $15.39 per BOE in the third quarter of 2024. This decrease was primarily due to cost savings in Matador’s D/C/E capital expenditures discussed below, which were offset by the impacts of the purchase price of Ameredev. Due to the favorable impact of the Ameredev purchase price, Matador expects depletion, depreciation and amortization expense in the fourth quarter of 2024 to be between $15.75 and $16.25 per BOE, which is less than our prior expectations for these expenses in the fourth quarter of 2024. As a result, Matador is lowering its full-year 2024 guidance range from $15.75 to $16.75 per BOE to $15.50 to $15.90 per BOE.

Third Quarter 2024 Capital Expenditures

Matador’s D/C/E capital expenditures of $329.9 million for the third quarter of 2024 were approximately $20 million lower than expected due to cost savings that were the result of the operational efficiencies and teamwork noted above. Midstream capital expenditures of $48.9 million for the third quarter of 2024 were below Matador’s expectations of $55 million in total midstream capital expenditures for the quarter, as approximately $6 million in capital expenditures was deferred due to the timing of Pronto’s midstream projects.

Q3 2024 Capital Expenditures ($ millions)	Actual	Guidance(1)	Difference vs. Guidance(2)
D/C/E	$329.9	$350.0	-6%
Midstream(3)	$48.9	$55.0	-11%
(1) Midpoint of guidance as provided on July 23, 2024.
(2) As compared to the midpoint of guidance provided on July 23, 2024.
(3) Excludes the acquisition cost of Ameredev’s midstream assets.

Midstream Update

San Mateo’s operations in the third quarter of 2024 were highlighted by better-than-expected operating and financial results. These strong results primarily reflect better-than-expected volumes delivered by Matador and third-party customers into the San Mateo system. San Mateo’s net income of $49.8 million and Adjusted EBITDA of $68.5 million were each quarterly records.

The table below sets forth San Mateo’s throughput volumes, as compared to the second quarter of 2024 and the third quarter of 2023.

	Sequential (Q3 2024 vs. Q2 2024)			YoY (Q3 2024 vs. Q3 2023)
San Mateo Throughput Volumes	Q3 2024	Q2 2024	Change(1)	Q3 2024	Q3 2023	Change(2)

Natural gas gathering, MMcf per day	431	393	+10%	431	350	+23%
Natural gas processing, MMcf per day	460	355	+30%	460	385	+19%
Oil gathering and transportation, Bbl per day	52,300	46,300	+13%	52,300	40,200	+30%
Produced water handling, Bbl per day	513,200	429,800	+19%	513,200	354,000	+45%
(1) Third quarter 2024 as compared to second quarter 2024.
(2) Third quarter 2024 as compared to third quarter 2023.

Fourth Quarter 2024 Estimates

Fourth Quarter 2024 Estimated Oil, Natural Gas and Total Oil Equivalent Production Growth

As noted in the table below, Matador anticipates its average daily oil equivalent production of 171,480 BOE per day in the third quarter of 2024 to grow by 15% to a midpoint of approximately 198,000 BOE per day in the fourth quarter of 2024. This production growth is a result of the production associated with the Ameredev acquisition as well as continued strong results from Matador’s existing assets.

	Q3 and Q4 2024 Production Comparison
Period	Average Daily Total Production, BOE per day	Average Daily Oil Production, Bbl per day	Average Daily Natural Gas Production, MMcf per day	% Oil
Q3 2024	171,480	100,315	427.0	59%
Q4 2024E	197,000 to 199,000	118,500 to 119,500	472.0 to 476.0	60%

Fourth Quarter 2024 Estimated Wells Turned to Sales

At October 22, 2024, Matador expects to turn to sales 33 gross (26.9 net) operated horizontal wells in the Delaware Basin during the fourth quarter of 2024, consisting of 24 gross (21.0 net) wells in the Antelope Ridge asset area and nine gross (5.9 net) wells in the Rustler Breaks asset area.

Fourth Quarter 2024 Estimated Capital Expenditures

Matador is currently operating nine drilling rigs in the Delaware Basin and expects to operate nine drilling rigs for the remainder of 2024. Matador elected to accelerate the completion of 11 additional wells on the newly acquired Ameredev properties and expects 4.0 additional net operated wells to be turned to sales in 2024 on other properties. Due to this accelerated timing difference, Matador increased its full-year 2024 capital expenditure guidance range by $50 million. At October 22, 2024, Matador expects D/C/E capital expenditures for the fourth quarter of 2024 will be approximately $205 to $305 million, which is still a 23% decrease as compared to $329.9 million for the third quarter of 2024. Matador estimates its proportionate share of midstream capital expenditures (over 90% allocated to Pronto) to be approximately $42 to $62 million in the fourth quarter of 2024, which is a 6% increase as compared to $48.9 million in the third quarter of 2024 due to the construction schedule of Pronto’s new processing plant, which is on time and on budget.

Improved Estimate and Outlook for 2024 Cash Taxes

Matador recognized a current tax benefit of $21.1 million during the third quarter of 2024 and is lowering its expected cash tax payments from 5% to 10% of pre-tax book net income to 1% to 5% of pre-tax book net income for the year ending December 31, 2024. This improvement is due to the additional tax deductions related to the preliminary estimate of the allocation of value acquired as part of the Ameredev acquisition. In addition, the Company anticipates that it will not be subject to the Corporate Alternative Minimum Tax in 2025 based upon estimated qualifying taxable income for 2024.

Conference Call Information

The Company will host a live conference call on Wednesday, October 23, 2024, at 10:00 a.m. Central Time to review its third quarter 2024 operational and financial results. To access the live conference call by phone, you can use the following link https://register.vevent.com/register/BI7913e6f5b9e94b8b9b83dc122a0d4273 and you will be provided with dial in details. To avoid delays, it is recommended that participants dial into the conference call 15 minutes ahead of the scheduled start time.

The live conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab for one year.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits, opportunities and results with respect to the Ameredev acquisition, guidance, projected or forecasted financial and operating results, future liquidity, the payment of dividends, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, disruption from the Company’s acquisitions, including the Ameredev acquisition, making it more difficult to maintain business and operational relationships; significant transaction costs associated with the Company’s acquisitions, including the Ameredev acquisition; the risk of litigation and/or regulatory actions related to the Company’s acquisitions, including the Ameredev acquisition, as well as the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; the operating results of the Company’s midstream oil, natural gas and water gathering and transportation systems, pipelines and facilities, the acquiring of third-party business and the drilling of any additional salt water disposal wells; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; impact on the Company’s operations due to seismic events; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions, including the Ameredev acquisition; availability of sufficient capital to execute its business plan, including from future cash flows, available borrowing capacity under its revolving credit facilities and otherwise; the operating results of and the availability of any potential distributions from our joint ventures; weather and environmental conditions; and the other factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and

Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Senior Vice President - Investor Relations
(972) 371-5225
investors@matadorresources.com

Selected Financial and Operating Items

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023
Net Production Volumes:(1)
Oil (MBbl)(2)	9,229	8,689	7,133
Natural gas (Bcf)(3)	39.3	35.4	31.8
Total oil equivalent (MBOE)(4)	15,776	14,588	12,429
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	100,315	95,488	77,529
Natural gas (MMcf/d)(6)	427.0	388.9	345.4
Total oil equivalent (BOE/d)(7)	171,480	160,305	135,096
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$75.67	$81.20	$82.49
Oil, with realized derivatives (per Bbl)	$75.67	$81.20	$82.49
Natural gas, without realized derivatives (per Mcf)(8)	$1.83	$2.00	$3.56
Natural gas, with realized derivatives (per Mcf)	$1.94	$2.11	$3.34
Revenues (millions):
Oil and natural gas revenues	$770.2	$776.3	$701.5
Third-party midstream services revenues	$38.3	$32.7	$29.9
Realized gain (loss) on derivatives	$4.5	$3.8	$(7.0)
Operating Expenses (per BOE):
Production taxes, transportation and processing	$4.61	$5.27	$5.77
Lease operating	$5.50	$5.42	$5.34
Plant and other midstream services operating	$2.77	$2.55	$2.48
Depletion, depreciation and amortization	$15.39	$15.49	$15.51
General and administrative(9)	$1.82	$1.91	$2.55
Total(10)	$30.09	$30.64	$31.65
Other (millions):
Net sales of purchased natural gas(11)	$20.4	$11.0	$2.7

Net income (millions)(12)	$248.3	$228.8	$263.7
Earnings per common share (diluted)(12)	$1.99	$1.83	$2.20
Adjusted net income (millions)(12)(13)	$236.0	$255.9	$223.4
Adjusted earnings per common share (diluted)(12)(14)	$1.89	$2.05	$1.86
Adjusted EBITDA (millions)(12)(15)	$574.5	$578.1	$508.3
Net cash provided by operating activities (millions)(16)	$610.4	$592.9	$461.0
Adjusted free cash flow (millions)(12)(17)	$196.1	$167.0	$144.6

San Mateo net income (millions)(18)	$49.8	$38.3	$29.9
San Mateo Adjusted EBITDA (millions)(15)(18)	$68.5	$58.0	$47.1
San Mateo net cash provided by operating activities (millions)(18)	$50.5	$48.1	$36.5
San Mateo adjusted free cash flow (millions)(16)(17)(18)	$47.6	$35.2	$10.7

D/C/E capital expenditures (millions)	$329.9	$314.5	$296.0
Midstream capital expenditures (millions)(19)	$48.9	$45.3	$41.7
(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.

(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.27, $0.40 and $0.37 per BOE of non-cash, stock-based compensation expense in the third quarter of 2024, the second quarter of 2024 and the third quarter of 2023, respectively.
(10) Total does not include the impact of purchased natural gas or immaterial accretion expenses.
(11) Net sales of purchased natural gas reflect those natural gas purchase transactions that the Company periodically enters into with third parties whereby the Company purchases natural gas and (i) subsequently sells the natural gas to other purchasers or (ii) processes the natural gas at either the San Mateo or Pronto cryogenic natural gas processing plants and subsequently sells the residue natural gas and natural gas liquids to other purchasers. Such amounts reflect revenues from sales of purchased natural gas of $51.7 million, $46.3 million and $40.3 million less expenses of $31.2 million, $35.2 million and $37.6 million in the third quarter of 2024, the second quarter of 2024 and the third quarter of 2023, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(14) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(16) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(17) Adjusted free cash flow is a non-GAAP financial measure. For a definition of adjusted free cash flow and a reconciliation of adjusted free cash flow (non-GAAP) to net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(18) Represents 100% of San Mateo’s net income, Adjusted EBITDA, net cash provided by operating activities or adjusted free cash flow for each period reported.
(19) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects, including projects completed by Pronto. Excludes the acquisition cost of Ameredev’s midstream assets in 2024.

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	September 30, 2024	December 31, 2023
ASSETS
Current assets
Cash	$23,277	$52,662
Restricted cash	53,746	53,636
Accounts receivable
Oil and natural gas revenues	297,757	274,192
Joint interest billings	255,724	163,660
Other	52,656	35,102
Derivative instruments	25,697	2,112
Lease and well equipment inventory	34,119	41,808
Prepaid expenses and other current assets	104,210	92,700
Total current assets	847,186	715,872
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	12,035,981	9,633,757
Unproved and unevaluated	1,757,034	1,193,257
Midstream properties	1,617,007	1,318,015
Other property and equipment	45,676	40,375
Less accumulated depletion, depreciation and amortization	(5,910,029)	(5,228,963)
Net property and equipment	9,545,669	6,956,441
Other assets
Equity method investment	115,000	—
Derivative instruments	2,336	558
Other long-term assets	113,100	54,125
Total other assets	230,436	54,683
Total assets	$10,623,291	$7,726,996
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$114,206	$68,185
Accrued liabilities	474,238	365,848
Royalties payable	224,554	161,983
Amounts due to affiliates	28,321	28,688
Advances from joint interest owners	55,059	19,954
Other current liabilities	69,577	40,617
Total current liabilities	965,955	685,275
Long-term liabilities
Borrowings under Credit Agreement	955,000	500,000
Borrowings under San Mateo Credit Facility	526,000	522,000
Senior unsecured notes payable	2,115,229	1,184,627
Asset retirement obligations	119,392	87,485
Deferred income taxes	784,475	581,439
Other long-term liabilities	61,030	38,482
Total long-term liabilities	4,561,126	2,914,033
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 124,895,537 and 119,478,282 shares issued; and 124,813,565 and 119,458,674 shares outstanding, respectively	1,249	1,194
Additional paid-in capital	2,498,678	2,133,172
Retained earnings	2,373,732	1,776,541
Treasury stock, at cost, 81,972 and 19,608 shares, respectively	(3,029)	(45)
Total Matador Resources Company shareholders’ equity	4,870,630	3,910,862
Non-controlling interest in subsidiaries	225,580	216,826
Total shareholders’ equity	5,096,210	4,127,688
Total liabilities and shareholders’ equity	$10,623,291	$7,726,996

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues
Oil and natural gas revenues	$770,155	$701,527	$2,249,974	$1,792,353
Third-party midstream services revenues	38,316	29,931	103,324	86,517
Sales of purchased natural gas	51,666	40,329	147,377	106,481
Realized gain (loss) on derivatives	4,528	(6,975)	8,573	(6,454)
Unrealized gain (loss) on derivatives	35,118	7,482	25,364	(8,244)
Total revenues	899,783	772,294	2,534,612	1,970,653
Expenses
Production taxes, transportation and processing	72,737	71,697	219,702	189,174
Lease operating	86,808	66,395	242,133	171,845
Plant and other midstream services operating	43,695	30,808	120,576	92,510
Purchased natural gas	31,222	37,641	105,894	93,192
Depletion, depreciation and amortization	242,821	192,794	681,066	496,633
Accretion of asset retirement obligations	1,657	1,218	4,259	2,709
General and administrative	28,787	31,731	86,353	80,879
Total expenses	507,727	432,284	1,459,983	1,126,942
Operating income	392,056	340,010	1,074,629	843,711
Other income (expense)
Net loss on impairment	—	—	—	(202)
Interest expense	(36,169)	(35,408)	(111,717)	(85,813)
Other income (expense)	2,111	(11,614)	567	5,289
Total other expense	(34,058)	(47,022)	(111,150)	(80,726)
Income before income taxes	357,998	292,988	963,479	762,985
Income tax provision (benefit)
Current	(21,096)	8,958	26,280	8,958
Deferred	106,417	5,631	203,805	119,609
Total income tax provision	85,321	14,589	230,085	128,567
Net income	272,677	278,399	733,394	634,418
Net income attributable to non-controlling interest in subsidiaries	(24,386)	(14,660)	(62,605)	(42,883)
Net income attributable to Matador Resources Company shareholders	$248,291	$263,739	$670,789	$591,535
Earnings per common share
Basic	$1.99	$2.21	$5.45	$4.97
Diluted	$1.99	$2.20	$5.44	$4.93
Weighted average common shares outstanding
Basic	124,814	119,147	123,107	119,121
Diluted	124,983	120,081	123,358	120,045

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating activities
Net income	$272,677	$278,399	$733,394	$634,418
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized (gain) loss on derivatives	(35,118)	(7,482)	(25,364)	8,244
Depletion, depreciation and amortization	242,821	192,794	681,066	496,633
Accretion of asset retirement obligations	1,657	1,218	4,259	2,709
Stock-based compensation expense	4,279	4,556	10,091	10,777
Deferred income tax provision	106,417	5,631	203,805	119,609
Amortization of debt issuance cost and other debt-related costs	2,700	2,101	12,286	4,996
Other non-cash changes	(363)	15,696	(1,027)	14
Changes in operating assets and liabilities
Accounts receivable	(20,818)	(52,983)	(75,904)	3,424
Lease and well equipment inventory	(1,207)	(2,986)	(8,587)	(10,223)
Prepaid expenses and other current assets	(398)	(17,693)	(78)	(41,817)
Other long-term assets	3,231	(803)	3,075	1,269
Accounts payable, accrued liabilities and other current liabilities	31,100	46,923	45,932	18,691
Royalties payable	19,071	12,570	52,882	22,655
Advances from joint interest owners	(1,380)	(25,962)	35,105	(30,941)
Income taxes payable	(15,794)	10,550	(1,948)	8,873
Other long-term liabilities	1,562	(1,559)	2,939	150
Net cash provided by operating activities	610,437	460,970	1,671,926	1,249,481
Investing activities
Drilling, completion and equipping capital expenditures	(293,716)	(315,957)	(905,431)	(855,468)
Acquisition of Advance	—	—	—	(1,608,427)
Acquisition of Ameredev	(1,735,964)	—	(1,831,214)	—
Acquisition of oil and natural gas properties	(65,717)	(64,689)	(321,827)	(120,586)
Midstream capital expenditures	(61,988)	(42,738)	(219,189)	(75,609)
Expenditures for other property and equipment	(3,186)	(486)	(3,957)	(2,964)
Proceeds from sale of assets	—	279	900	730
Net cash used in investing activities	(2,160,571)	(423,591)	(3,280,718)	(2,662,324)
Financing activities
Repayments of borrowings under Credit Agreement	(1,360,000)	(432,000)	(3,080,000)	(2,622,000)
Borrowings under Credit Agreement	2,220,000	402,000	3,535,000	3,152,000
Repayments of borrowings under San Mateo Credit Facility	(57,000)	(32,000)	(193,000)	(140,000)
Borrowings under San Mateo Credit Facility	71,000	47,000	197,000	150,000
Cost to amend credit facilities	(14,512)	—	(25,936)	(8,645)
Proceeds from issuance of senior unsecured notes	750,000	—	1,650,000	494,800
Cost to issue senior unsecured notes	(10,452)	(248)	(26,073)	(8,503)
Purchase of senior unsecured notes	—	—	(699,191)	—
Proceeds from issuance of common stock	—	—	344,663	—
Cost to issue equity	—	—	(2,566)	—
Dividends paid	(24,851)	(17,780)	(73,598)	(53,465)
Contributions related to formation of San Mateo	12,250	9,000	22,500	23,700
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	—	—	19,110	24,500
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(22,785)	(16,660)	(72,961)	(61,103)
Taxes paid related to net share settlement of stock-based compensation	(79)	(43)	(14,519)	(22,833)
Other	(317)	(312)	(912)	(764)
Net cash provided by (used in) financing activities	1,563,254	(41,043)	1,579,517	927,687
Change in cash and restricted cash	13,120	(3,664)	(29,275)	(485,156)
Cash and restricted cash at beginning of period	63,903	65,838	106,298	547,330
Cash and restricted cash at end of period	$77,023	$62,174	$77,023	$62,174

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as securities analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, non-recurring transaction costs for certain acquisitions, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and impairment. Adjusted EBITDA is not a measure of net income or net cash provided by operating activities as determined by GAAP. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and impairment. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2024	2024	2023
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$248,291	$228,769	$263,739
Net income attributable to non-controlling interest in subsidiaries	24,386	18,758	14,660
Net income	272,677	247,527	278,399
Interest expense	36,169	35,986	35,408
Total income tax provision	85,321	77,986	14,589
Depletion, depreciation and amortization	242,821	225,934	192,794
Accretion of asset retirement obligations	1,657	1,329	1,218
Unrealized (gain) loss on derivatives	(35,118)	11,829	(7,482)
Non-cash stock-based compensation expense	4,279	2,974	4,556
Expense related to contingent consideration and other	243	2,933	11,895
Consolidated Adjusted EBITDA	608,049	606,498	531,377
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(33,565)	(28,425)	(23,102)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$574,484	$578,073	$508,275

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2024	2024	2023
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$610,437	$592,927	$460,970
Net change in operating assets and liabilities	(15,367)	(50,841)	31,943
Interest expense, net of non-cash portion	33,469	31,044	33,307
Current income tax (benefit) provision	(21,096)	30,104	8,958
Other non-cash and non-recurring expense (income)	606	3,264	(3,801)
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(33,565)	(28,425)	(23,102)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$574,484	$578,073	$508,275

Adjusted EBITDA – San Mateo (100%)

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2024	2024	2023
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$49,768	$38,285	$29,917
Depletion, depreciation and amortization	9,514	9,237	8,821
Interest expense	9,116	9,189	8,325
Accretion of asset retirement obligations	101	99	84
Non-recurring expense	—	1,200	—
Adjusted EBITDA	$68,499	$58,010	$47,147

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2024	2024	2023
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$50,496	$48,052	$36,483
Net change in operating assets and liabilities	9,164	(154)	2,588
Interest expense, net of non-cash portion	8,839	8,912	8,076
Non-recurring expense	—	1,200	—
Adjusted EBITDA	$68,499	$58,010	$47,147

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share. These non-GAAP items are measured as net income attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring income or expense items, along with the related tax effect for all periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures. Additionally, these non-GAAP financial measures may be different than similar measures used by other companies. The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers. In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income attributable to Matador Resources Company shareholders.

	Three Months Ended
	September 30,	June 30,	September 30,
	2024	2024	2023
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$248,291	$228,769	$263,739
Total income tax provision	85,321	77,986	14,589
Income attributable to Matador Resources Company shareholders before taxes	333,612	306,755	278,328
Less non-recurring and unrealized charges to income before taxes:
Unrealized (gain) loss on derivatives	(35,118)	11,829	(7,482)
Expense related to contingent consideration and other	243	5,359	11,895
Adjusted income attributable to Matador Resources Company shareholders before taxes	298,737	323,943	282,741
Income tax expense(1)	62,735	68,028	59,376
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$236,002	$255,915	$223,365

Weighted average shares outstanding - basic	124,814	124,786	119,147
Dilutive effect of options and restricted stock units	169	110	934
Weighted average common shares outstanding - diluted	124,983	124,896	120,081
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$1.89	$2.05	$1.87
Diluted	$1.89	$2.05	$1.86

(1) Estimated using federal statutory tax rate in effect for the period.

Adjusted Free Cash Flow

This press release includes the non-GAAP financial measure of adjusted free cash flow. This non-GAAP item is measured, on a consolidated basis for the Company and for San Mateo, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo.

Adjusted Free Cash Flow - Matador Resources Company

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2024	2024	2023
Net cash provided by operating activities	$610,437	$592,927	$460,970
Net change in operating assets and liabilities	(15,367)	(50,841)	31,943
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(29,233)	(23,470)	(19,145)
Performance incentives received from Five Point	12,250	8,750	9,000
Total discretionary cash flow	578,087	527,366	482,768

Drilling, completion and equipping capital expenditures	293,716	375,076	315,957
Midstream capital expenditures	61,988	52,115	42,738
Expenditures for other property and equipment	3,186	545	486
Net change in capital accruals	28,940	(61,168)	(7,104)
San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(5,890)	(6,220)	(13,908)
Total accrual-based capital expenditures(3)	381,940	360,348	338,169
Adjusted free cash flow	$196,147	$167,018	$144,599

(1)Represents Five Point Energy LLC’s (“Five Point”) 49% interest in San Mateo discretionary cash flow, as computed below.
(2)Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures, as computed below.
(3)Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other midstream capital expenditures not associated with San Mateo.

Adjusted Free Cash Flow - San Mateo (100%)

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2024	2024	2023
Net cash provided by San Mateo operating activities	$50,496	$48,052	$36,483
Net change in San Mateo operating assets and liabilities	9,164	(154)	2,588
Total San Mateo discretionary cash flow	59,660	47,898	39,071

San Mateo capital expenditures	14,037	11,215	22,812
Net change in San Mateo capital accruals	(2,017)	1,479	5,571
San Mateo accrual-based capital expenditures	12,020	12,694	28,383
San Mateo adjusted free cash flow	$47,640	$35,204	$10,688